Exhibit 10-jjj(i)

Amendment to

AT&T EXCESS BENEFIT AND COMPENSATION PLAN

Dated July 28, 2003

AT&T
and
such of its Subsidiary Companies that are
Participating Companies

ARTICLE 4

RETIREMENT AND DEATH BENEFITS

* * * *

4.9.    Change in Control Provisions

     (a) In  accordance  with the  preceding  provisions  of  Article 3 and this Article 4,  following  the  occurrence of a "change in control," as that term is defined in the AT&T Management Pension Plan, the benefit determined  pursuant to Section 4.2 and/or  Section 4.3 for a "CIC  eligible  employee," as that term is defined in the AT&T  Management  Pension Plan,  shall be determined  taking into account  the change in control  provisions  of such plan.  Pursuant to the Board resolution  of January 21,  1998,  the Company may elect to pay a  Participant's benefit from this Plan in a single sum payment.

     (b)  Notwithstanding  the provisions of Section 9.1, or any other provision of the Plan,  unless  required by  applicable  law,  this Section 4.9 may not be amended in any manner  adverse to the  interests of  Participants  without their consent and, further,  upon the occurrence of a CIC, no amendment may be made to this Section 4.9 by the Board,  the  Company,  (including  any  successor to the Company), any committee,  any officer, or any other party to suspend, modify, or eliminate any benefit provisions that are applicable upon occurrence of a CIC.